            ROSS MILLER
            Secretary of State
            204 North Carson Street, Ste 1
            Carson City, Nevada 89701-4299
            (775) 684 5708
            Website: www.nvsos.gov

Certificate of Designation
(PURSUANT TO NRS 78. 1955)

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:
ACIES CORPORATION

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

CERTIFICATE OF DESIGNATIONS
OF
ACIES CORPORATION
ESTABLISHING THE DESIGNATIONS, PREFERENCES,
LIMITATIONS AND RELATIVE RIGHTS OF ITS
SERIES A PREFERRED STOCK

(AS SET FORTH ON THE ATTACHED)

3. Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)

X /s/ Oleg Firer, Chief Executive Officer
Signature of Officer

Filing Fee: $175.00

IMPORTANT : Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Stock Designation Revised: 7-1-08

CERTIFICATE OF DESIGNATIONS

OF

ACIES CORPORATION

ESTABLISHING THE DESIGNATIONS, PREFERENCES,

LIMITATIONS AND RELATIVE RIGHTS OF ITS

SERIES A PREFERRED STOCK

Pursuant to Section 78.1955 of the Nevada Revised Statutes, Acies Corporation, a corporation organized and existing under the Nevada Revised Statutes (the "Company"),

DOES HEREBY CERTIFY that pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation, as amended, of the Company, and pursuant to Section 78.1955 of the Nevada Revised Statutes, the Board of Directors, by unanimous written consent of all members of the Board of Directors on December 12, 2008, duly adopted a resolution providing for the issuance of a series of Forty-Four Thousand Three Hundred and Forty (44,340) shares of Series A Preferred Stock, which resolution is and reads as follows:

RESOLVED, that pursuant to the authority expressly granted to and invested in the Board of Directors of Acies Corporation by the provisions of the Articles of Incorporation of the Company, as amended, a series of the preferred stock, par value US $0.001 per share, of the Company be, and it hereby is, established; and

FURTHER RESOLVED, that the series of preferred stock of the Company be, and it hereby is, given the distinctive designation of "Series A Preferred Stock"; and

FURTHER RESOLVED, that the Series A Preferred Stock shall consist of Forty-Four Thousand Three Hundred and Forty (44,340) shares; and

FURTHER RESOLVED, that the Series A Preferred Stock shall have the powers and preferences, and the relative, participating, optional and other rights, and the qualifications, limitations, and restrictions thereon set forth below:

Section 1.  DESIGNATION OF SERIES; RANK.  The shares of such series shall be designated as the "Series A Preferred Stock" (the "Preferred Stock") and the number of shares initially constituting such series shall be up to of Forty-Four Thousand Three Hundred and Forty (44,340) shares.

Section 2.    DEFINITIONS.

For purposes of this Designation, the following definitions shall apply:

(a)           “Business Day” means a day in which a majority of the banks in the State of Florida in the United States of America are open for business.

(b)           “Certificate of Amendment” means a Certificate of Amendment to the Company’s Articles of Incorporation filed with the Secretary of State of Nevada, to effect the Reverse Split of its outstanding Common Stock.

(c)           “Common Stock” means the Company’s US $0.001 par value common stock.

(d)           “Effective Date” shall mean the later to occur of (a) the date the Certificate of Amendment becomes effective with the Secretary of State of Nevada; (b) the date the Reverse Split is affected with the Transfer Agent; and (c) the date the Reverse Split and Certificate of Amendment is affected with the Financial Industry Regulatory Authority (“FINRA”).

(e)           “Holder” shall mean the person or entity in which the Preferred Stock is registered on the books of the Company, which shall initially be the persons or entities which receive the Preferred Stock in exchange for shares of I-Toss Acquisition, Inc., pursuant to a Share Exchange Agreement between the Company, I-Toss Acquisition, Inc. and the shareholders of I-Toss Acquisition, Inc., and shall thereafter be permitted and legal assigns which the Company is notified of by the Holder in writing, and which the Holder has provided a valid legal opinion in connection therewith to the Company.

(f)           “Restricted Shares” means shares of the Company’s Common Stock which are restricted from being transferred by the holder thereof unless the transfer is effected in compliance with the Securities Act of 1933, as amended and applicable state securities laws (including investment suitability standards, which shares shall bear the following restrictive legend (or one substantially similar)):

"The securities represented by this certificate have not been registered under the Securities Act of 1933 or any state securities act.  The securities have been acquired for investment and may not be sold, transferred, pledged or hypothecated unless (i) they shall have been registered under the Securities Act of 1933 and any applicable state securities act, or (ii) the corporation shall have been furnished with an opinion of counsel, satisfactory to counsel for the corporation, that registration is not required under any such acts."

(g)           “Reverse Split” means a reverse stock split of the Company’s outstanding shares of Common Stock in a ratio of One to-One  (1:100), which has been approved by a majority of the Company’s voting shares (which may include the voting rights of the Preferred Stock) subsequent to a validly filed Schedule 14A or Schedule 14C Information Statement filing.

(h)           “US” means United States Dollars.  Unless otherwise stated all dollar amounts disclosed in this designation shall be in United States Dollars.

SECTION 3.  LIQUIDATION PREFERENCE.  The Holders of the Preferred Stock shall not be entitled to any liquidation preference.

SECTION 4.  CONVERSION RIGHTS.   The Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

(a)           Automatic Conversion.

(i)           Upon the Effective Date of the Reverse Split (the “Automatic Conversion Date”), each share of Preferred Stock will automatically convert into shares of the Company’s post-Reverse Split Common Stock (the “Automatic Conversion”), at the rate of One Thousand (1,000) post-Reverse Split shares of the Company’s Common Stock for each One (1) share of Preferred Stock held by each Holder (the “Conversion Rate”), without any required action by the Holder thereof.  As soon as practicable after the Automatic Conversion, each stock certificate (if any) evidencing ownership of the Preferred Stock shares (the “Preferred Stock Certificate(s)”), shall be surrendered to the Company for exchange by the Holders thereof.  Upon receipt of the Preferred Stock Certificates, duly endorsed, or certifications confirming the ownership of such Preferred Stock, the Company (itself, or through its transfer agent) shall promptly issue to the exchanging shareholder that number of shares of Common Stock issuable upon conversion of such shares of Preferred Stock being converted, under the Conversion Rate (the “Conversion Shares”). All Common Stock issued to the exchanging shareholders will be issued as Restricted Shares.

(ii)          In the event that the Preferred Stock Certificates are not surrendered to the Company within Five (5) Business Days of the Automatic Conversion Date, each Preferred Stock Certificate shall automatically, and without any required action by the Holders thereof be cancelled and terminated and the Conversion Shares shall be issued to the prior Holders of the Preferred Stock Certificates pursuant to and in connection with the Conversion Rate and mailed to such Holders at their address of record as provided by such Holders to the Company.  All Common Stock issued to the exchanging shareholders will be issued as Restricted Shares.

(b)           Taxes.   The Company shall not be required to pay any tax which may be payable in respect to any transfer involved in the issue and delivery of shares of Common Stock upon conversion in a name other than that in which the shares of the Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax, or has established, to the satisfaction of the Company, that such tax has been paid.

(c)           No Impairment. The Company will not through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment. Notwithstanding the foregoing, nothing in this Section 5 shall prohibit the Company from amending its Certificate of Incorporation with the requisite consent of its shareholders and the Board of Directors.

(d)           Fractional Shares.    If any conversion of Preferred Stock would result in the issuance of a fractional share of Common Stock (aggregating an individual shareholder’s shares of Preferred Stock being converted pursuant to the Automatic Conversion), such fractional share shall be rounded to one whole share of Common Stock.

(e)           Reservation of Stock Issuable Upon Conversion. Following the Reverse Split, the Company shall reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall be sufficient to effect conversion of all of the then outstanding shares of the Preferred Stock.

SECTION 5.  VOTING.  The shares of Preferred Stock shall have the same voting rights as those accruing to the Common Stock and shall vote that number of voting shares as are issuable upon conversion of such Preferred Stock that any Holder holds as of the record date of any such vote based on the Conversion Ratio divided by the Reverse Split (to retroactively take into account the Reverse Split).  For example, assuming One Hundred (100) shares of Preferred Stock are issued and outstanding on the record date for any shareholder vote, such shares, voting in aggregate, shall vote a total of Ten Million (10,000,000) voting shares – The One Hundred (100) Preferred Stock shares multiplied by the Conversion Ratio (1,000 for 1)[1,000/1 = 1,000] divided by the Reverse Split (1:100)[1/100] = Ten Million (10,000,000).  The voting rights of the Preferred Stock shall be applicable regardless of whether the Company has a sufficient number of authorized but unissued shares of Common Stock then available to affect an Automatic Conversion.

SECTION 6.  DIVIDENDS.  The holders of the Preferred Stock shall not be entitled to receive dividends paid on the Common Stock and the Preferred Stock shall not accrue any dividends.

SECTION 7.  REDEMPTION RIGHTS.  The shares of Series A Preferred Stock shall not have or be subject to any redemption rights.

SECTION 8.  PROTECTIVE PROVISIONS.

Subject to the rights of series of Preferred Stock which may from time to time come into existence, so long as any shares of Series A Preferred Stock are outstanding, this Company shall not without first obtaining the approval (by written consent, as provided by law) of the holders of a majority of the then outstanding shares of Preferred Stock, voting together as a class:

(a)           Increase or decrease (other than by conversion) the total number of authorized shares of Series A Preferred Stock;

(b)           Effect an exchange, reclassification, or cancellation of all or a part of the Series A Preferred Stock, including a reverse stock split (other than the Reverse Split), but excluding a stock split, so long as the Series A Preferred Stock’s Conversion Rights are not diminished in connection therewith;

(c)           Effect an exchange, or create a right of exchange, of all or part of the shares of another class of shares into shares of Series A Preferred Stock other than as provided herein or in any Share Exchange Agreement or related document entered into between the Company and the Holders; or

(d)           Alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock so as to affect adversely the shares of such series, including the rights set forth in this Designation.

For clarification, issuances of additional authorized shares of Series A Preferred under the terms herein, shall not require the authorization or approval of the existing shareholders of Preferred Stock, but such issuances shall be approved by at a minimum, a majority of the Company’s then Members of the Board of Directors.

SECTION 9.  PREEMPTIVE RIGHTS.  Holders of Preferred Stock and holders of Common Stock shall not be entitled to any preemptive, subscription or similar rights in respect to any securities of the Company, except as specifically set forth herein or in any other document agreed to by the Company.

SECTION 10. REPORTS.  The Company shall mail to all holders of Preferred Stock those reports, proxy statements and other materials that it mails to all of its holders of Common Stock.

SECTION 11. NOTICES.  In addition to any other means of notice provided by law or in the Company's Bylaws, any notice required by the provisions of this Designation to be given to the Holders of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each Holder of record at such Holder's address appearing on the books of the Company.

IN WITNESS WHEREOF, the Company has caused this statement to be duly executed by its Chief Executive Officer this 12th day of December 2008.

ACIES CORPORATION

/s/ Oleg Firer
Oleg Firer,
Chief Executive Officer